Exhibit 3.1
CERTIFICATE TO ELIMINATE
CERTIFICATE OF DESIGNATIONS
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
CHESAPEAKE ENERGY CORPORATION

Pursuant to Section 1032.G.1 of the Oklahoma General Corporation Act

The undersigned officers of Chesapeake Energy Corporation, an Oklahoma corporation (the "Corporation"), hereby certify in accordance with Section 1032.G.1 of the Oklahoma General Corporation Act that on September 25, 2009, the Corporation's Board of Directors adopted the following resolutions to eliminate from the Corporation's Certificate of Incorporation all matters set forth in the Corporation's Certificate of Designations of Series A Junior Participating Preferred Stock filed with the Oklahoma Secretary of State on July 17, 1998 with respect to the series of preferred stock of the Corporation designated Series A Junior Participating Preferred Stock, par value $0.01 per share.

WHEREAS, on July 17, 1998, the Corporation executed the Certificate of Designations of Series A Junior Participating Preferred Stock (the “Certificate of Designations”) designating shares of the Corporation’s authorized preferred stock as Series A Junior Participating Preferred Stock (the “Preferred Stock”);

WHEREAS, no shares of the Preferred Stock are outstanding and no shares of the Preferred Stock are reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into the Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designations be eliminated from the Corporation's Certificate of Incorporation in accordance with the provisions of Section 1032.G.1 of the Act.

FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized to execute, acknowledge and file with the Oklahoma Secretary of State a certificate to eliminate setting forth these resolutions of the Board of Directors and, when such certificate becomes effective, eliminating from the Corporation's Certificate of Incorporation all matters set forth in the Certificate of Designations.

FURTHER RESOLVED, that the officers of the Corporation are authorized and directed to execute any and all documents, perform any and all other acts and do any and all other things that may be necessary, requisite or desirable to effectuate the foregoing resolutions and that the execution by one or more such officers of any paper or document or doing by them of any act in connection with any of the foregoing matters will conclusively establish their authority therefor and the approval and ratification of the papers or documents so executed and the actions so taken.

WE, THE UNDERSIGNED, certify that the facts herein stated are true, and we have accordingly executed this Certificate this September 28, 2009.

/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby
Senior Vice President, Treasurer and
Corporate Secretary

ATTEST:

/s/ AMY M. SANDERS
Amy M. Sanders, Assistant Secretary